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                CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement to register 811,877 shares of common stock of Silicon Valley Research, Inc. on Form S-3 of our report dated May 23, 1995, on our audits of the consolidated financial statements and financial statement schedule of Silicon Valley Research, Inc. as of March 31, 1995 and for the years ended March 31, 1994 and 1995 appearing in the Annual Report on Form 10-K (SEC File No. 0-13836) of Silicon Valley Research, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934. We also consent to the reference to our firm under the caption "Experts."


                                           COOPERS & LYBRAND L.L.P.

San Jose, California
May 5, 1997